EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Pre-Effective Amendment No. 3 to the Registration Statement on Form S-3 of Borden, Inc. of our report dated February 16, 1995 (except as to paragraphs 4 and 5 of Note 17, which are as of March 15, 1995), which appears on page 40 of Borden, Inc.'s Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 1994. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ PRICE WATERHOUSE LLP

PRICE WATERHOUSE LLP


Columbus, Ohio
July 11, 1995